Execution Copy

AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment to the Administration Agreement is made as of June 20, 2018 (the “Amendment”) by and between State Street Bank and Trust Company, a Massachusetts trust company (as successor to Investors Bank & Trust Company, the “Bank”) and TCW Strategic Income Fund, Inc., a corporation organized under the laws of Maryland (the “Fund”). Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, the Bank and the Fund entered into an Administration Agreement dated as of June 29, 2007 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	The Agreement is hereby amended as follows:

A.	Appendix B the Agreement is hereby amended by inserting a new section of the table at the end of such Schedule as follows:

Function	Bank	TCW	Suggested Fund Auditor or Counsel
FUND ADMINISTRATION FORM N-PORT AND FORM N-CEN SUPPORT SERVICES
Form N-Port and Form N-Cen Services	The Bank shall perform the services set forth in Schedule B6 to this Agreement.	NA	NA

B.	New Schedule B6 to the Agreement is set forth as Exhibit 1 to this Amendment.

C.	Section 6(c) is hereby amended and restated as follows:

“The Fund will bear all expenses that are incurred in its operation and not specifically assumed by the Bank. For the avoidance of doubt, Fund expenses not assumed by the Bank include, but are not limited to: organizational expenses; cost of services of the Fund’s independent accountants and the Fund’s outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form

N-CSR, Form N-PORT, Form N-PX, Form N-MFP, Form N-CEN, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Bank under this Agreement); cost of any services contracted for by the Fund directly from parties other than the Bank; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Fund; costs of Preparation, printing, distribution and mailing, as applicable, of the Fund’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Fund’s tax returns, Form N-1A, Form N-CSR, Form N-PORT, Form N-PX, Form N-MFP and Form N-CEN, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund’ net asset value.”

C.

Notwithstanding the first two sentences of Section 8(a), the Fund agrees to be bound to receive from Bank the Form N-PORT and Form N-CEN Support Services and the other services as described in Schedule B6 attached hereto for at least twelve (12) months, with such twelve month period starting on the first day of the first required filing month for Form N-PORT. The parties further agree that the foregoing commitment will be deemed the “term” for the Form N-PORT and Form N-CEN Support Services and that following the expiration of such term, the Initial Term and Termination provisions of the Section 8 will apply to the Form N-PORT and Form N-CEN services in the same way as such provisions apply to all other services under the Agreement.

2.

Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment, including Exhibit 1, is incorporated in its entirety into the Agreement, and this Amendment and said Agreement shall be read and interpreted together as the Agreement.

3.	This Amendment shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

4.

This Amendment may be executed in separate counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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Execution Copy

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

TCW STRATEGIC INCOME FUND, INC.

By:
Name:	Patrick Dennis
Title:	Assistant Secretary

STATE STREET BANK AND TRUST COMPANY, as Bank

By:
Name:	Andrew Erickson
Title:	Executive Vice President

EXHIBIT 1

ADMINISTRATION AGREEMENT

Schedule B6

Fund Administration Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN Services”) Support Services (collectively, the “Form N-PORT and Form N-CEN Support Services”) and Quarterly Portfolio of Investments Services (collectively, with the Form N-PORT and Form N-CEN Support Services, and for purposes of this Schedule B6, the “Services”)

(a)	Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

•

Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Fund (including from any third parties with whom the Fund will need to coordinate in order to produce such data, documentation, and information), the Bank will use required data, documentation, assumptions, information and assistance from the Fund, the Bank’s internal systems and, in the case of Funds not administered by the Bank or its affiliates, third party trust administrators or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for review and approval by the Fund and (ii) annual updates of Form N-CEN for review and approval by the Fund.

•	The Fund acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

•

Following review and final approval by the Fund of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of the Fund, the Bank will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and (ii) electronically submit such filing to the SEC.

The Form N-PORT Services will be provided to the Fund and each portfolio (the “Portfolio”) of the Fund as set forth in the attached Annex 1, which shall be executed by the Bank and the Fund. The Form N-CEN Services will be provided to the Fund as set forth in the attached Annex 1. Annex 1 may be updated from time to time upon the written request of the Fund and by virtue of an updated Annex 1 that is signed by both parties.

(b)	Quarterly Portfolio of Investments Services:

•

Subject to the receipt of all Required Data, and as a component of the Form N-PORT and Form N-CEN Support Services, the Bank will use such Required Data from the Fund, the Bank’s internal systems and other data providers to prepare a draft portfolio of investments (the “Portfolio of Investments”), compliant with GAAP, as of the Fund’s first and third fiscal quarter-ends.

•

Following review and final approval by the Fund of each such draft Portfolio of Investments, and at the direction of and on behalf of the Fund, the Bank will attach each Portfolio of Investments to the first and third fiscal quarter-end N-PORT filing that is submitted electronically to the SEC.

(c)	Liquidity Risk Measurement Services: Not Applicable.

Fund Duties, Representations and Covenants in Connection with (i) Form N-PORT and Form N-CEN Support Services and (ii) Quarterly Portfolio of Investments Services.

The provision of the Services to the Fund by the Bank is subject to the following terms and conditions:

1. The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Fund or its affiliates or any Fund, pooled vehicle, security or other investment or Portfolio regarding which the Fund or its affiliates provide services or is otherwise associated (“Fund Entities”) that is generated or aggregated by the Bank or its affiliates in connection with services performed on the Fund’s behalf or otherwise prepared by the Bank (“Bank Data,” together with Required Data and Third Party Data (as defined below), “Services-Related Data”). The Bank’s obligations, responsibilities and liabilities with respect to any Bank Data used in connection with other services received by the Fund shall be as provided in such respective other agreements between the Bank or its affiliates and the Fund relating to such other services (e.g., administration and/or custody services, etc.) from which the Bank Data is derived or sourced (“Other Fund Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify the Bank’s or its affiliates’ obligations to the Fund under the Other Fund Agreements.

In connection with the provision of the Form N-PORT and Form N-CEN Support Services, and Quarterly Portfolio of Investments Services by the Bank, the Fund acknowledges and agrees that it will be responsible for providing the Bank with any information requested by the Bank, including, but not limited to, the following:

(A) Arranging for the regular provision of all Required Data (including Bank Data, where applicable) and related information to the Bank, in formats compatible with Bank-provided data templates including, without limitation, Required Data and the information and assumptions required by the Bank in connection with a Fund reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by the Bank, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by the Bank for such purposes from time to time, for all Funds receiving services under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Fund), including, without limitation, arranging for the provision of data from the Fund, its affiliates, third party Banks, prime brokers, custodians, and other relevant parties. If and to the extent that Required Data is already accessible to the Bank (or any of its affiliates) in its capacity as Bank to one or more Funds, the Bank and the Fund will agree on the scope of the information to be extracted from the Bank’s or any of its affiliate’s systems for purposes of the Bank’s provision of Form N-PORT and Form N-CEN Support Services and Quarterly Portfolio of Investments Services, subject to the discretion of the Bank, and the Bank is hereby expressly authorized to use any such information as necessary in connection with providing the Form N-PORT and Form N-CEN Support Services and Quarterly Portfolio of Investments Services, hereunder; and

(B) Providing all required information and assumptions not otherwise included in Fund data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for the Bank to provide the Services.

The following are examples of certain types of information that the Fund is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and the Fund hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN:

•	SEC filing classification of the Fund (i.e., small or large filer);

•	Identification of any data sourced from third parties;

•	Identification of any securities reported as Miscellaneous; and

•	Any Explanatory Notes included in N-PORT Section E.

2. The Fund acknowledges that it has provided to the Bank all material assumptions used by the Fund or that are expected to be used by the Fund in connection with the completion of Form N-PORT and Form N-CEN, and the provision of Quarterly Portfolio of Investments Services, and that it has approved all material assumptions used by the Bank in the provision of the Services prior to the first use of the Services. The Fund will also be responsible for promptly notifying the Bank of any changes in any such material assumptions previously notified to the Bank by the Fund or otherwise previously approved by the Fund in connection with the Bank’s provision of the Services. The Fund acknowledges that the completion of Form N-PORT and Form N-CEN, and the provision of Quarterly Portfolio of Investments Services, and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

•	Investment classification of positions;

•	Assumptions necessary in converting data extracts;

•	General operational and process assumptions used by the Bank in performing the Services; and

•	Assumptions specific to the Fund.

The Fund hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Fund (and/or the Bank on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

3. The Fund acknowledges and agrees on the following matters:

(A) The Fund has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Fund has determined that the Services are suitable for its purposes. None of the Bank or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including the Bank, “Bank Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

(B) The Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Bank is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and the Bank is not providing any customization, guidance, or recommendations. Where the Fund uses Services to comply with any law, regulation, agreement, or other Fund obligation, the Bank makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and the Bank has no obligation of compliance with respect thereto.

(C) The Fund may use the Services and any reports, charts, graphs, data, analyses and other results generated by the Bank in connection with the Services and provided by the Bank to the Fund (“Materials”) (a) for the internal business purpose of the Fund relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT template and a Form N-CEN update, including any Portfolio of Investments, if applicable. The Fund may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Fund (each a “Permitted Person”); provided, however, (i) the Fund may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Fund has separate license rights with respect to the use of such Third Party Data, or (iii) the Fund may not use the Services or Materials in any way to compete or enable any third party to compete with the Bank. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Except as expressly provided in this Section 3(C), the Fund, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Fund or any Permitted Persons (collectively, including the Fund, “Fund Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any Bank Data or Third Party Data contained therein, except with respect to Third Party Data to the extent the Fund has separate license rights with respect to the use of such Third Party Data). Without limitation, Fund Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

(D) The Fund shall limit the access and use of the Services and the Materials by any Fund Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Fund shall be responsible and liable for all acts and omissions of any Fund Parties.

(E) The Services, the Materials and all confidential information of the Bank (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of the Bank. The Fund has no rights or interests with respect to all or any part of the Services, the Materials or the Bank’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. The Fund automatically and irrevocably assigns to the Bank any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the Bank’s confidential information, including, for the avoidance of doubt and without limitation, any Fund Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with the Bank (collectively, “Feedback”) and the Bank Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Fund.

(F) The Bank may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

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ANNEX I

TCW STRATEGIC INCOME FUND, INC.

Further to the Amendment dated [DATE], to the Administration Agreement dated as of June 29, 2007, between TCW Strategic Income Fund, Inc. (the “Fund”) and State Street Bank and Trust Company (the “Bank”), the Fund and the Bank mutually agree to update this Annex 1 by adding/removing Portfolios as applicable:

Form N-PORT Services and Quarterly Portfolio of Investments Services	Service Type
TCW STRATEGIC INCOME FUND, INC.	Standard N-PORT Reporting Solution (Data and Filing) and Quarterly Portfolio of Investments

Standard

Form N-CEN Services
TCW STRATEGIC INCOME FUND, INC.

IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex 1 as of the last signature date set forth below.

TCW STRATEGIC INCOME FUND, INC.

By:
Name:	Patrick Dennis
Title:	Senior Vice President Associate General Counsel

Date:	21 June 2018

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Andrew Erickson
Title:	Executive Vice President

Date:	August 2, 2018